PREFERRED INCOME STRATEGIES FUND, INC.

FILE # 811-21286

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
4/20/2005	Southern California Edison 12/29/49	$4,000,000	$63,900	Citigroup Lehman Brothers Credit Suisse First Boston Goldman Sachs JP Morgan Merrill Lynch